Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JUNE 2020

Dallas, Texas, June 4, 2020 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.155550 per unit, payable on June 29, 2020, to unit holders of record on June 15, 2020. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

During the month of May, the respective shelter-at-home/work-from-home orders across the spectrum of the industry has significantly affected the posting of revenues for the Trust, until the following month of June. As adjustments are made accordingly, the functions of the Trust are still being performed, although on a delay basis. We will continue to strive to make the operations of the Trust and its associates, as fluid as possible.

Also, the impact of the precipitous drop in energy pricing are not reflected in this month’s revenue, however will be seen in the months to come. With the assets of the Royalty Trust being almost true royalty interest ownership of established production streams, production should continue, however the over-supply of existing industry inventories will affect the ability to transport on down the production stream. As the result of these aforementioned factors, various producers/operators/purchasers may not be able to continue as they have been and could affect payment to the Trust. We are taking steps to monitor those various entities as they have a direct relationship with the Trust. The ownership of the Trust’s various royalty interests should not be diminished, as that will continue.

The distribution reflects primarily the oil production for March 2020 and the gas production for February 2020. Preliminary production volumes are approximately 51,854 barrels of oil and 393,748 Mcf of gas. Preliminary prices are approximately $42.82 per barrel of oil and $1.56 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	51,854	393,748	$42.82	$1.56

Prior Month	38,002	374,983	$52.37	$1.85

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of May, approximately $4,273,000 of revenue received will be posted in the following month of June in addition to normal receipts during June. Since the close of business in May and prior to this press release, there has been approximately $899,000 in revenue received.

The 2019 Annual Report with Form 10-K and the January 1, 2020 Reserve Summary is available on the Sabine website at http://www.sbr-sabine.com/.

*        *        *

Contact:	Ron Hooper SVP, Royalty Trust Services Simmons Bank Toll Free (855) 588-7839